U.S.  SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON,  D.C.  20549

                                   FORM  12b-25

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        NOTIFICATION  OF  LATE  FILING                    SEC  FILE  NUMBER
                                                               0-30640
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[  ]Form  10-K  and  Form  10-KSB  [  ]Form  20-F  [  ]Form  11-K  [X]Form  10-Q
    and  Form  10-QSB  [  ]Form  N-SAR

    For  Period  Ended:  March  31,  2002

    [  ]  Transition  Report  on  Form  10-K
    [  ]  Transition  Report  on  Form  20-F
    [  ]  Transition  Report  on  Form  11-K
    [  ]  Transition  Report  on  Form  10-Q
    [  ]  Transition  Report  on  Form  N-SAR

         For  the  Transition  Period  Ended:  Not  Applicable
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     Nothing  in this  Form shall be construed to imply that the Commission has verified  any  information  contained  herein.

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     If the  notification  relates  to a portion of the  filing  checked  above, identify  the  Item(s)  to  which  the  notification  relates:  Not  Applicable

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Part  I--Registrant  Information
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     Full  Name  of  Registrant:  Select  Media  Communications,  Inc.

     Former  Name  if  Applicable:  Not  Applicable

     Address  of  Principal  Executive  Office:

              575  Madison  Avenue,  Suite  1006
              New  York,  NY  10022

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Part  II--Rules  12b-25  (b)  and  (c)
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     If  the  subject  report  could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) the reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part  III--Narrative
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     State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     The Registrant is unable to file its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001 within the prescribed period because the Company has just completed its 2001 audit. The 2001 audit numbers will be used to complete the Quarterly Report. More time being needed to complete the Quarterly Report given the completion date of the 2001 audit.

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Part  IV--Other  Information
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     (1)  Name  and  telephone  number  of  person  to contact in regard to this notification

     James  F.  Mongiardo        (212)                605-0548
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           (Name)                      (Area  Code)         (Telephone  Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                           [x  ]  Yes    [  ] No



(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                             [  ]  Yes   [X]  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      SELECT  MEDIA  COMMUNICATIONS,  INC.
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                  (Name  of  Registrant  as  specified  in  charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  May  14,  2002               By:  /s/  JAMES  F.  MONGIARDO
                                   ------------------------------------
                            James  F.  Mongiardo,  Chief  Executive  Officer


INSTRUCTION: The form may be signed by an executive officer of the Registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the Registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the Registrant shall be filed with the form.